Exhibit 4.1

This Document Prepared By: Jane Whitt Sellers

and When Recorded Return To:

McGuireWoods LLP

901 East Cary Street

Richmond, VA 23219

Attn: Lois E. Sisk, Sr. Legal Assistant

Tax Parcel No.:

THIS INSTRUMENT IS EXEMPT FROM RECORDATION TAXES PURSUANT TO VIRGINIA CODE SECTION 58.1-809 AS A SUPPLEMENTAL WRITING TO A MORTGAGE HERETOFORE ADMITTED TO RECORD UPON WHICH THE RECORDATION TAXES HAVE BEEN PAID. THE SOLE PURPOSE OF THIS INSTRUMENT IS TO INCORPORATE CERTAIN MODIFICATIONS TO THE PRIOR MORTGAGE WITHOUT INCREASING THE AMOUNT OF THE PRINCIPAL OBLIGATION SECURED THEREBY.

VIRGINIA ELECTRIC AND POWER COMPANY

TO

THE BANK OF NEW YORK MELLON

(successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank and

The Chase National Bank of the City of New York)

Trustee.

Ninety-Second Supplemental Indenture

Dated July 1, 2012

A MORTGAGE OF BOTH REAL AND PERSONAL PROPERTY

TABLE OF CONTENTS*

*	This Table of Contents does not constitute part of this Ninety-Second Supplemental Indenture or have any bearing upon the interpretation of any of its terms and provisions.

NINETY-SECOND SUPPLEMENTAL INDENTURE dated the 1st day of July, 2012, by and between VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia corporation and a transmitting utility (as such term is defined in Section 8.9A-102(80) of the Code of Virginia, Section 25-9-102 (83) of the North Carolina General Statutes and Section 46-9-102 (a)(83) of the West Virginia Code), 120 Tredegar Street, Richmond, Virginia 23219 (the Company), party of the first part, to be indexed as grantor, and THE BANK OF NEW YORK MELLON (as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank and The Chase National Bank of the City of New York), 101 Barclay Street, 8W, New York, New York 10286 (the Trustee), party of the second part, to be indexed as grantee.

The Company has heretofore made its Indenture of Mortgage dated November 1, 1935 (the Original Indenture) to The Chase National Bank of the City of New York, predecessor Trustee, and various supplemental indentures supplementing and/or modifying it as follows:

Title	Dated

First Supplemental Indenture	September 1, 1938
Second Supplemental Indenture	February 9, 1940
Third Supplemental Indenture	March 1, 1941
Fourth Supplemental Indenture	April 1, 1944
Fifth Supplemental Indenture	March 1, 1945
Sixth Supplemental Indenture	October 1, 1947
Seventh Supplemental Indenture	March 1, 1948
Eighth Supplemental Indenture	October 1, 1948
Ninth Supplemental Indenture	June 1, 1949
Tenth Supplemental Indenture	November 1, 1949
Eleventh Supplemental Indenture	September 1, 1950
Twelfth Supplemental Indenture	December 1, 1951
Thirteenth Supplemental Indenture	October 1, 1952
Fourteenth Supplemental Indenture	May 1, 1954

and has heretofore made to The Chase Manhattan Bank, which on March 31, 1955 became the Trustee by virtue of the merger of The Chase National Bank of the City of New York into President and Directors of the Manhattan Company under the name The Chase Manhattan Bank, further supplemental indentures supplementing and/or modifying the Original Indenture as follows:

Title	Dated

Fifteenth Supplemental Indenture	June 1, 1955
Sixteenth Supplemental Indenture	September 1, 1956
Seventeenth Supplemental Indenture	December 1, 1957
Eighteenth Supplemental Indenture	June 1, 1958

Title	Dated

Nineteenth Supplemental Indenture	April 1, 1959
Twentieth Supplemental Indenture	September 1, 1960
Twenty-First Supplemental Indenture	June 1, 1961
Twenty-Second Supplemental Indenture	May 1, 1963
Twenty-Third Supplemental Indenture	December 1, 1963
Twenty-Fourth Supplemental Indenture	May 1, 1965
Twenty-Fifth Supplemental Indenture	February 1, 1967
Twenty-Sixth Supplemental Indenture	December 1, 1967
Twenty-Seventh Supplemental Indenture	January 1, 1969
Twenty-Eighth Supplemental Indenture	June 1, 1969
Twenty-Ninth Supplemental Indenture	April 1, 1970
Thirtieth Supplemental Indenture	September 1, 1970
Thirty-First Supplemental Indenture	March 1, 1971
Thirty-Second Supplemental Indenture	September 1, 1971
Thirty-Third Supplemental Indenture	June 1, 1972
Thirty-Fourth Supplemental Indenture	July 1, 1974
Thirty-Fifth Supplemental Indenture	July 1, 1974
Thirty-Sixth Supplemental Indenture	February 1, 1975
Thirty-Seventh Supplemental Indenture	September 1, 1975
Thirty-Eighth Supplemental Indenture	November 1, 1975
Thirty-Ninth Supplemental Indenture	March 1, 1976
Fortieth Supplemental Indenture	May 1, 1976
Forty-First Supplemental Indenture	September 1, 1976
Forty-Second Supplemental Indenture	March 1, 1977
Forty-Third Supplemental Indenture	March 1, 1978
Forty-Fourth Supplemental Indenture	May 1, 1978
Forty-Fifth Supplemental Indenture	July 1, 1978
Forty-Sixth Supplemental Indenture	April 1, 1979
Forty-Seventh Supplemental Indenture	October 1, 1979
Forty-Eighth Supplemental Indenture	July 1, 1980
Forty-Ninth Supplemental Indenture	April 1, 1981
Fiftieth Supplemental Indenture	July 1, 1981
Fifty-First Supplemental Indenture	July 1, 1981
Fifty-Second Supplemental Indenture	September 1, 1982
Fifty-Third Supplemental Indenture	December 1, 1982
Fifty-Fourth Supplemental Indenture	June 1, 1983
Fifty-Fifth Supplemental Indenture	June 1, 1984
Fifty-Sixth Supplemental Indenture	September 1, 1984
Fifty-Seventh Supplemental Indenture	November 1, 1984
Fifty-Eighth Supplemental Indenture	December 1, 1984
Fifty-Ninth Supplemental Indenture	April 1, 1986
Sixtieth Supplemental Indenture	November 1, 1986
Sixty-First Supplemental Indenture	June 1, 1987
Sixty-Second Supplemental Indenture	November 1, 1987
Sixty-Third Supplemental Indenture	June 1, 1988

Title	Dated

Sixty-Fourth Supplemental Indenture	February 1, 1989
Sixty-Fifth Supplemental Indenture	June 1, 1989
Sixty-Sixth Supplemental Indenture	March 1, 1990
Sixty-Seventh Supplemental Indenture	April 1, 1991
Sixty-Eighth Supplemental Indenture	March 1, 1992
Sixty-Ninth Supplemental Indenture	March 1, 1992
Seventieth Supplemental Indenture	March 1, 1992
Seventy-First Supplemental Indenture	July 1, 1992
Seventy-Second Supplemental Indenture	July 1, 1992
Seventy-Third Supplemental Indenture	August 1, 1992
Seventy-Fourth Supplemental Indenture	February 1, 1993
Seventy-Fifth Supplemental Indenture	April 1, 1993
Seventy-Sixth Supplemental Indenture	April 1, 1993
Seventy-Seventh Supplemental Indenture	June 1, 1993
Seventy-Eighth Supplemental Indenture	August 1, 1993
Seventy-Ninth Supplemental Indenture	August 1, 1993
Eightieth Supplemental Indenture	October 1, 1993
Eighty-First Supplemental Indenture	January 1, 1994
Eighty-Second Supplemental Indenture	January 1, 1994
Eighty-Third Supplemental Indenture	October 1, 1994
Eighty-Fourth Supplemental Indenture	March 1, 1995
Eighty-Fifth Supplemental Indenture	February 1, 1997

and has heretofore made to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, further supplemental indentures supplementing and/or modifying the Original Indenture as follows:

Title	Dated

Eighty-Sixth Supplemental Indenture	December 1, 2003

and has heretofore made to JPMorgan Chase Bank, N.A., which is the name adopted by JPMorgan Chase Bank on November 13, 2004 upon its conversion from a New York banking corporation to a national banking association, further supplemental indentures supplementing and/or modifying the Original Indenture as follows:

Title	Dated

Eighty-Seventh Supplemental Indenture	December 1, 2004
Eighty-Eighth Supplemental Indenture	February 1, 2006

and has heretofore made to The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A, further supplemental indentures supplementing and/or modifying the Original Indenture as follows:

Title	Dated

Eighty-Ninth Supplemental Indenture	July 1, 2009
Ninetieth Supplemental Indenture	April 25, 2011
Ninety-First Supplemental Indenture	March 27, 2012

The Original Indenture and such supplemental indentures are incorporated herein by this reference, and the Original Indenture as so supplemented and modified and as supplemented and modified hereby is herein called the Mortgage or the Indenture.

Under the Mortgage, any series of First and Refunding Bonds (the Bonds) may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Mortgage, and their terms may be described by a supplemental indenture executed by the Company and the Trustee, but the aggregate principal amount of the Bonds shall not exceed the aggregate principal amount of Bonds as was heretofore authorized by the vote of the stockholders of the Company ($5,000,000,000), and further, upon the effectiveness of this Ninety-Second Supplemental Indenture, unless and except as may be otherwise provided in a further supplement to the Original Indenture hereafter executed and delivered by the Company and the Trustee (it being understood and agreed that such further supplement need not be consented to by the holders of any Bonds then outstanding), shall not exceed the TIA Limit, as such term and limitation is set forth in Section 1.04 below. There are no Bonds currently outstanding under the Mortgage.

The Company does not propose to create any new series of Bonds under the Mortgage at this time but proposes to supplement the Mortgage to amend certain provisions of the Mortgage and add new provisions thereto pursuant to the provisions of Section 13.01 of the Mortgage.

All conditions necessary to authorize the execution, delivery and recording of this Ninety-Second Supplemental Indenture and to make it a valid and binding indenture of mortgage for the security of the Bonds of the Company issued or to be issued under the Indenture have been done or performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH,

That, for the purpose, among others, of confirming the lien of the Indenture, and modifying, amending and supplementing the provisions thereof, the Company, for and in consideration of the premises and of the purchase and acceptance of the Bonds by the holders thereof, and of the sum of One Dollar ($1.00) and of other valuable consideration to it duly paid by the Trustee at or before the execution and delivery of these presents, the receipt whereof is hereby acknowledged, has executed and delivered these presents to wit:

DESCRIPTION OF MORTGAGED PROPERTY

PART I.

REAL AND PERSONAL PROPERTY.

No additional interest in land or related personal property is hereby conveyed.

PART II.

FRANCHISES.

No additional interest in franchises is hereby conveyed.

PART III.

ELECTRIC LINES AND SYSTEMS.

No additional interest in electric lines and systems is hereby conveyed.

PART IV.

OTHER PROPERTY.

No additional interest in other property is hereby conveyed.

PART V.

INCOME.

None.

PART VI.

PROPERTIES EXCEPTED.

Expressly excepting (unless and until hereafter mortgaged, pledged or assigned to the Trustee or otherwise made subject to the lien of the Indenture, or required so to be by any provision therein) all properties that would be excepted by clauses (A) through (H) of Part VI of the Granting Clauses of the Fourteenth Supplemental Indenture as if such clauses were herein set out in full; and furthermore, without limiting clauses (A) through (H) of Part VI of the Granting Clauses of the Fourteenth Supplemental Indenture, the following property is hereby also expressly excepted from the lien of the Indenture and the provisions thereof, unless and until hereafter mortgaged, pledged or assigned to the Trustee or otherwise made subject to the lien of the Indenture by the Company in its discretion pursuant to a supplement to the Indenture executed and delivered by the Company and the Trustee subsequent to the effectiveness of this Ninety-Second Supplemental Indenture:

(1) Any and all land, easements, rights of way and other real property interests (including buildings, structures, fixtures and improvements on such real property), whenever acquired by the Company, against which the lien of this Indenture has not been filed and recorded in the applicable land records where such property is located prior to the effectiveness of this Ninety-Second Supplemental Indenture; and

(2) Any and all property, real, personal and mixed, previously or hereafter acquired by the Company in connection with the privatization of an electric distribution system located at or otherwise serving a United States military base, to the extent such property is subject to a repurchase option by the United States of America or other applicable federal agency or entity.

TO HAVE AND TO HOLD all and singular the aforesaid property, rights, privileges, franchises and immunities, whether now owned or hereafter acquired, unto the Trustee, its successors in the trust created by the Indenture and its and their assigns forever;

BUT IN TRUST NEVERTHELESS, for the further and equal pro rata benefit, security and protection of all holders of the Bonds issued and to be issued under and secured by the Indenture, and to secure the payment of the principal of the Bonds and the interest thereon, in accordance with provisions of the Bonds and of the Indenture, without any discrimination, preference, priority or distinction as to lien or otherwise of any Bonds over any other Bonds, by reason of priority in time of the issue or negotiation thereof or otherwise howsoever, so that the principal and interest of every Bond shall be equally and ratably secured by the Indenture as if all the Bonds had been issued, sold and delivered for value simultaneously with the execution of the Original Indenture, and to secure the performance of and compliance with the covenants and conditions of the Bonds and of the Indenture, and upon the trusts and for the uses and purposes and subject to the covenants, agreements, provisions and conditions set forth and declared in the Indenture.

ARTICLE I

MODIFICATIONS

Section 1.01. Maintenance and Improvement Fund. For the avoidance of doubt, it is acknowledged and agreed that any and all obligations of the Company with respect to the Maintenance and Improvement Fund originally established pursuant to the Third Supplemental Indenture are no longer applicable.

Section 1.02. Obligation to Deliver Cash Collateral to Trustee. Except as otherwise required in connection with the payment of the fees, expenses and indemnities of the Trustee, it is acknowledged and agreed that, during any period when there are no Bonds of any series outstanding, the Company has no obligation to provide any cash collateral to the Trustee as a condition to the taking of any action by the Trustee or the Company under the Indenture.

Section 1.03. Obligation to Deliver Credit Certificate or Net Earnings Certificate. It is acknowledged and agreed that, during any period when there are no Bonds of any series outstanding, the Company has no obligation to deliver a credit certificate or a net earnings certificate to the Trustee as a condition to the taking of any action by the Trustee or the Company under the Indenture.

Section 1.04. Limitation of Aggregate Principal Amount of Securities at Any Time Outstanding. (a) The following proviso shall be added at the end of the first paragraph of Section 2.02 of the Original Indenture:

“; and further, unless and except as may be otherwise provided in a supplement to this Indenture executed and delivered by the Company and the Trustee subsequent to the effectiveness of the Ninety-Second Supplemental Indenture to this Indenture (it being understood and agreed that such further supplement need not be consented to by the holders of any Bonds then outstanding), not exceeding, in aggregate principal amount, the TIA Limit.”

(b) The following shall be added as a Section 2.09(r), following Section 2.09(q):

“(r) The term “TIA Limit” shall mean Ten Million Dollars ($10,000,000) minus the aggregate principal amount of securities issued by the Company under any indenture within the preceding 36 consecutive months (even if the securities have been redeemed and the indenture terminated) for which an exemption pursuant to Section 3.04(a)(9) of the Trust Indenture Act of 1939 has been or is being claimed.”

(c) Beginning at the time this Ninety-Second Supplemental Indenture becomes effective, and continuing for so long as the TIA Limit, as defined herein, remains in full force and effect, or if the TIA Limit is no longer in full force and effect, continuing until this Indenture is qualified under the Trust Indenture Act of 1939, Section 14.05 of the Original Indenture, and Section 8.03 of the Third Supplemental Indenture, shall be of no force and effect and have no application.

Section 1.05. Amendment of Certain Definitions.

(a) Section 2.09(j) of the Original Indenture is hereby amended and restated in its entirety as follows:

“(j) The term “permitted liens” or words of similar import shall be deemed to mean any of the following:

(1) liens for taxes, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith by appropriate proceedings or which secure charges that do not exceed Five Million Dollars ($25,000,000) in the aggregate;

(2) mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any employees of the Company for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings;

(3) liens in respect of attachments, judgments or awards arising out of judicial or administrative proceedings (i) in an amount not exceeding the greater of (A) Twenty Million Dollars ($25,000,000) and (B) three percent (3%) of the principal amount of the Bonds then outstanding or (ii) with respect to which the Company shall (X) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Company shall have secured a stay of execution pending such appeal or other proceeding or (Y) have the right to prosecute an appeal or other proceeding for review;

(4) easements, leases, reservations or other rights of others in, on, over and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, the property subject to the lien of this Indenture or any part thereof; provided, however, that such easements, leases, reservations, rights, laws, regulations, restrictions, defects, irregularities, exceptions and limitations do not in the aggregate materially impair the use by the Company of the property subject to the lien of this Indenture considered as a whole for the purposes for which it is held by the Company;

(5) defects, irregularities, exceptions and limitations in title to real property subject to rights-of-way in favor of the Company or otherwise or used or to be used by the Company primarily for right-of-way purposes or real property held under lease, easement, license or similar right; provided, however, that (i) the Company shall have obtained from the apparent owner or owners of such real property a sufficient right, by the terms of the instrument granting such right-of-way, lease, easement, license or similar right, to the use thereof for the purposes for which the Company acquired the same, (ii) the Company has power under eminent domain or similar statutes and regulations to remove such defects, irregularities, exceptions or limitations or (iii) such defects, irregularities, exceptions and limitations may be otherwise remedied without undue effort or expense; and defects, irregularities, exceptions and limitations in title to flood lands, flooding rights and/or water rights;

(6) liens securing indebtedness or other obligations neither created, assumed nor guaranteed by the Company nor on account of which it customarily pays interest upon real property or rights in or relating to real property acquired by the Company for the purpose of the transmission or distribution of electric energy, gas or water, for the purpose of telephonic, telegraphic, radio, wireless or other electronic communication or otherwise for the purpose of obtaining rights-of-way;

(7) leases existing at the date of the effectiveness of the Ninety-Second Supplemental Indenture to this Indenture, affecting properties owned by the Company at said date and renewals and extensions thereof; and leases affecting such properties entered into after such date or affecting properties acquired by the Company after such date which, in either case, (i) have respective terms of not more than ten (10) years (including extensions or renewals at the option of the tenant) or (ii) do not materially impair the use by the Company of such properties for the respective purposes for which they are held by the Company;

(8) liens vested in lessors, licensors, franchisors or permitters for rent or other amounts to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses, franchises or permits, so long as the payment of such rent or other amounts or the performance of such other obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

(9) controls, restrictions, obligations, duties and/or other burdens imposed by federal, state, municipal or other law, or by rules, regulations or orders of governmental bodies, agencies or authorities, upon any part of the property subject to the lien of this Indenture or the operation or use thereof or upon the Company with respect to any part of the property subject to the lien of this Indenture or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in governmental bodies, agencies or authorities to impose any such controls, restrictions, obligations, duties and/or other burdens;

(10) rights which governmental bodies, agencies or authorities may, by virtue of franchises, grants, licenses, permits or contracts, or by virtue of law, to purchase, recapture or designate a purchaser of or order the sale of the property subject to the lien of this Indenture or any part thereof, to terminate franchises, grants, licenses, permits, contracts or other rights or to regulate the property and business of the Company; and any and all obligations of the Company correlative to any such rights;

(11) liens required by law or governmental regulations (i) as a condition to the transaction of any business or the exercise of any privilege or license, (ii) to enable the Company to maintain self-insurance or to participate in any funds established to cover any insurance risks, (iii) in connection with workmen’s compensation, unemployment insurance, social security, any pension or welfare benefit plan or (iv) to share in the privileges or benefits required for companies participating in one or more of the arrangements described in clauses (ii) and (iii) above;

(12) liens on the property subject to the lien of this Indenture or any part thereof which are granted by the Company to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay or appeal bonds;

(13) rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other products developed, produced, manufactured, generated, purchased or otherwise acquired by the Company or by others on property of the Company;

(14) (i) rights and interests of persons or entities other than the Company arising out of contracts, agreements and other instruments to which the Company is a party and which relate to the common ownership or joint use of property; and (ii) all liens on the interests of persons or entities other than the Company in property owned in common by such persons or entities and the Company if and to the extent that the enforcement of such liens would not be expected to adversely affect the interests of the Company in such property in any material respect;

(15) any restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public service corporation;

(16) any liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;

(17) the lien of this Indenture;

(18) any lien securing indebtedness for the payment, prepayment or redemption of which there shall have been irrevocably deposited in trust with the trustee or other holder of such lien moneys and/or securities which (together with the interest reasonably expected to be earned from the investment and reinvestment in securities of the moneys and/or the principal of and interest on the securities so deposited) shall be sufficient for such purpose; provided, however, that if such indebtedness is to be redeemed or otherwise prepaid prior to the stated maturity thereof, any notice requisite to such redemption or prepayment shall have been given in accordance with the instrument creating such lien or irrevocable instructions to give such notice shall have been given to such trustee or other holder;

(19) liens and encumbrances junior to the lien of this Indenture;

(20) other encumbrances (otherwise than to secure the payment of money), easements, servitudes, conditions or restrictions existing at the date of this Indenture or which shall have been certified by an engineer, to be of such character as not, in the opinion of such engineer, to interfere materially with the proper operation and development of the property affected thereby for the purposes of the business of the Company, and to have been taken into account in any certification as to value hereunder; and

(21) rights and interests that may granted free from the lien of this Indenture pursuant to any other provision set forth in this Indenture.”

(b) Section 2.09(p) of the Original Indenture is hereby amended and restated in its entirety as follows:

“(p) The term “net earnings certificate” shall be deemed to mean a copy of the most recent audited financial statements of the Company, provided electronically or otherwise. A net earnings certificate shall be deemed to have been signed by an independent accountant to the extent accompanied by a copy of the report delivered by an independent registered public accounting firm in connection with the audit of the most recent financial statements of the Company.”

Section 1.06. Maintenance of an Office or Agency; Escheat Period.

(a) The third paragraph of Section 4.01 of the Original Indenture shall be deleted, and in its place shall be inserted the following:

“That it will maintain an office or agency in the United States of America for the payment of the principal of and interest on any series of any Bonds when the same shall become due and payable.”

(b) The reference to “six years” contained in the fifth paragraph of Section 4.01 of the Original Indenture shall be deleted, and in its place shall be inserted “two years”.

Section 1.07. Insurance and Disposition of Proceeds. The phrase “That all policies for such insurance on the mortgaged property shall be so drawn as to make any one loss aggregating $100,000 or more payable thereunder to the Trustee as its interest may appear,” at the beginning of the second paragraph of Section 4.06 of the Original Indenture shall be deleted, and in its place shall be inserted the following:

“That all policies for such insurance on the mortgaged property shall be so drawn as to make the proceeds of such insurance payable to the Company and not to the Trustee if (A) there are no Bonds issued pursuant to this Indenture outstanding, or (B) if the proceeds for such insurance are less than the greater of (i) $25,000,000 and (ii) three percent (3%) of the principal amount of the Bonds outstanding on the date of the particular loss with respect to which such proceeds are payable,”.

There shall be added to the end of the second paragraph of Section 4.06 of the Original Indenture the following sentence: “If the foregoing conditions are not met, proceeds of such insurance shall be payable to the Trustee.”

Section 1.08. Maintenance Reports. The phrase “and, whether or not so requested by such percentage of the bondholders, at least once in every five years,” of the first paragraph of Section 4.09 of the Original Indenture shall be deleted.

Section 1.09. Subsequent Liens. The following phrase shall be inserted at the end of Section 4.10 of the Original Indenture, as follows:

“; provided however that this covenant shall not affect the Company’s ability to create or allow to exist Permitted Liens on any mortgaged property that are not expressly subordinated to the lien of this Indenture.”

Section 1.10. Use, Possession and Disposition of Mortgaged Property. Section 5.01 of the Original Indenture is hereby amended and restated as follows:

(a) Section 5.01(4) shall be replaced with the following:

“(4) may at any time and from time to time, without any release or consent by, or report to, the Trustee, and without accountability to the Trustee for any consideration received by the Company related thereto, sell or otherwise dispose of, free from the lien of this Indenture, any facilities, machinery, equipment and fixtures, apparatus, switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, street lights, regulators, tools, implements, or any other fixtures or personalty, then subject to the lien hereof, which shall have become inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operations of the Company upon replacing the same by, or substituting for the same, similar or analogous property, or other property performing a similar or analogous function or otherwise obviating the need therefor, either (i) having a fair value to the Company at least equal to that of the property sold or otherwise disposed of and subject to the lien hereof or (ii) performing the same function as the property sold or otherwise disposed of and subject to the lien hereof, subject to no liens prior hereto except Permitted Liens and any other liens to which the property sold or otherwise disposed of was subject (it is agreed that no such replacement or substitution must be made when the property being sold or otherwise disposed of has been become unnecessary for use in the operations of the Company and no replacement or substituted property is required for the continued operations of the Company);”

(b) The “.” at the end of Section 5.01(5) shall be deleted and replaced by “; and” and the following Section 5.01(6) shall be inserted following Section 5.01(5):

“(6) may at any time and from time to time, without any release or consent by, or report to, the Trustee, and without accountability to the Trustee for any consideration received therefor by the Company, (a) cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests; and (b) grant, free from the lien of this Indenture, easements, ground leases or rights-of-way in, upon, over and/or across the property or rights-of-way of the Company for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines, railways, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment; provided, however, that such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way were obtained and are held by the Company.”

(c) The phrase “provided, however, that this sentence is subject to the provisions of Sections 7.03 and 7.04 of the Third Supplemental Indenture” in the final paragraph of Section 5.01 of the Original Indenture shall be deleted, and in its place shall be inserted “provided, however, that if there are any Bonds of any series then outstanding, this sentence is subject to the provisions of Sections 7.03 and 7.04 of the Third Supplemental Indenture”.

Section 1.11. Release of Property Irrespective of Sale or Disposal. The final paragraph of Section 5.04 of the Original Indenture shall be deleted, and in its place shall be inserted the following:

“Any such release of property may be procured as above provided whether or not the Company has sold or otherwise disposed of the property or contracted to do so.”

Section 1.12. Actions by the Company When No Bonds Are Outstanding. The following sentence shall be inserted at the end of Section 9.01 of the Original Indenture:

“It is understood and agreed that during any period in which there are no Bonds of any series outstanding under this Indenture, any requirement to obtain the consent or direction of all or a portion of the holders of the Bonds as a condition to the taking by the Company or the Trustee of any action under this Indenture shall be of no force and effect and have no application.”

Section 1.13. Modifications. The last paragraph of Section 14.01 of the Original Indenture is hereby deleted in its entirety

Section 1.14. Provisions Not Applicable While No Bonds Are Outstanding. Beginning at the time this Ninety-Second Supplemental Indenture becomes effective, and continuing for so long as there are no Bonds of any series then outstanding, the following articles or sections hereby shall be of no force and effect and have no application:

(a) Section 5.05 of the Original Indenture,

(b) Section 5.15 of the Original Indenture,

(c) Article 6 of the Original Indenture,

(d) Section 5.01 of the Third Supplemental Indenture,

(e) Section 5.04 of the Third Supplemental Indenture,

(f) Section 5.05 of the Third Supplemental Indenture,

(g) Section 5.06 of the Third Supplemental Indenture, and

(h) Section 5.07 of the Third Supplemental Indenture.

Section 1.15. Provisions Amended While No Bonds Are Outstanding. Beginning at the time this Ninety-Second Supplemental Indenture becomes effective, and continuing for so long as there are no Bonds of any series then outstanding, the following sections, paragraphs, sentences and/or phrases are hereby amended as indicated below, unless otherwise specified herein:

(a) The first and second paragraphs of Section 4.13 of the Original Indenture shall be deleted in their entirety and the third paragraph is hereby amended and restated as follows:

“The Trustee shall be under no duty to examine the accounts or affairs of the Company or to request from the Company financial statements or reports.”

(b) Section 5.02 of the Original Indenture is hereby amended and restated as follows:

“5.02. Unless there shall exist an Event of Default as specified in Section 7.01, the Company may obtain a release from the lien of this Indenture any of the property subject to the lien of this Indenture which is subject to one or more prior liens or adequately safeguarded refundable liens (as defined in Section 2.09), pursuant to Section 5.04.”

(c) Section 5.04 of the Original Indenture shall be amended and restated as follows:

“Notwithstanding anything contained in this Indenture to the contrary, for so long as there are no Bonds of any series then outstanding, unless an Event of Default shall have occurred and be continuing, the Company may obtain the release of any part of the property or securities subject to the lien of this Indenture, or any interest therein, and the Trustee shall release all its right, title and interest in and to the same from the lien of this Indenture, upon receipt by the Trustee of a written request from the Company, signed by its President, a Vice President, its Treasurer or an Assistant Treasurer, (a) requesting the release of such property or securities pursuant to this section, (b) transmitting therewith a form of any instrument for execution by the Trustee to effect such release, and (c) stating that, to the knowledge of the signer, no Event of Default has occurred and is continuing and there are no Bonds outstanding under this Indenture.

Notwithstanding anything contained in this Indenture to the contrary, the documents and/or evidence furnished pursuant to this section shall be full evidence of compliance with the provisions hereof and full authority to the Trustee for executing any release requested pursuant to this section.

Any such release of property may be procured as above provided whether or not the Company has sold or otherwise disposed of the property or contracted to do so.”

(d) Section 5.06 of the Original Indenture is hereby amended and restated as follows:

“If any of the property subject to the lien of this Indenture shall be taken by exercise of the power of eminent domain, or if any governmental body or agency shall at any time exercise any right which it may have to purchase any part of the property subject to the lien hereof, the Company may obtain the release of such part of the property pursuant to Section 5.04. The Company shall be under no obligation to deposit with the Trustee any consideration received by any such taking by eminent domain or government action.”

(e) Section 5.07 of the Original Indenture is hereby amended and restated as follows:

“The Company may surrender, abandon, cancel or modify any ordinance, franchise, license, right or privilege, or abandon the operation of any of the property of the Company, at any time without prior notice to, or the consent of, the Trustee. The Company may obtain a release of any such property from the lien of this Indenture pursuant to Section 5.04.”

(f) Section 5.08(b) and (c) of the Original Indenture, the “(a)” denoting a separate subsection (a) to Section 5.08, and the “:” at the end of Section 5.08(a) shall be deleted in their entirety. Such “:” shall be replaced by “.”.

(g) Section 5.03 of the Third Supplemental Indenture is amended and restated as follows:

“5.03. In any case where action by the Trustee is conditioned upon the nonexistence of an Event of Default as specified in Section 7.01 of the Original Indenture, the Company shall furnish and the Trustee shall receive a certificate of the Treasurer or an Assistant Treasurer stating that no Event of Default as specified in clause (c) of Section 7.01 exists.”

(h) Section 6.01 of the Third Supplemental Indenture is amended to remove the phrase “, within thirty (30) days before April 20 and October 20 in each year, beginning with October 20 in the year 1941, and at such other times”, and replace such deletion with the phrase “at such time”.

(i) The words “to file with the Trustee” in the first phrase of Section 6.03(1) and Section 6.03(2) of the Third Supplemental Indenture shall be amended and restated as follows:

“to make available to the Trustee, electronically or otherwise,”.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01. References to Original Indenture or Previous Supplemental Indentures. All references herein to any article, section or provision of the Original Indenture or any supplemental indenture refer to such article, section or provision as heretofore supplemented and modified and as hereby further supplemented and modified, unless, in any case, the context otherwise requires. Terms used but not defined herein are used as defined in the Mortgage.

Section 2.02. The Trustee. The recitals in this Ninety-Second Supplemental Indenture (except the recital of the succession of The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank and The Chase National Bank of the City of New York) are made by the Company only and not by the Trustee, and all the provisions contained in the Mortgage in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Ninety-Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 2.03. Original Indenture and Supplemental Indentures to be Read Together. As heretofore supplemented and modified and as supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture, as heretofore supplemented and modified, and this Ninety-Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.04. Date of Execution and Effectiveness. Although this Ninety-Second Supplemental Indenture is dated for convenience and for the purpose of reference July 1, 2012, the actual dates of execution by the Company and by the Trustee are indicated by their respective acknowledgements hereto annexed. This Ninety-Second Supplemental Indenture shall become effective on and after the latest said actual date of execution.

Section 2.05. Execution in Counterparts. In order to facilitate the recording or filing of the Ninety-Second Supplemental Indenture, it may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf, and its corporate seal to be hereunto affixed and attested, by its duly authorized officers, all as of the day and year first above written.

VIRGINIA ELECTRIC AND POWER COMPANY

/s/ James P. Carney
James P. Carney
Vice President and Assistant Treasurer

Attest:	/s/ Sharon L. Burr
Sharon L. Burr
Assistant Corporate Secretary

[SEAL]

COMMONWEALTH OF VIRGINIA:	}
CITY OF RICHMOND:	}	ss.:
}

I, Nancy M. Tatum, a notary public duly qualified, commissioned, sworn and acting in and for the City and Commonwealth aforesaid, hereby certify that on this 25th day of July, 2012:

James P. Carney and Sharon L. Burr, whose names as Vice President and Assistant Treasurer and as Assistant Corporate Secretary, respectively, of VIRGINIA ELECTRIC AND POWER COMPANY, a corporation, are signed to the writing above, bearing date on the 1st day of July, 2012, have acknowledged the same before me in my City aforesaid; and

James P. Carney, who signed the writing above and hereto annexed, bearing date on the 1st day of July, 2012, for VIRGINIA ELECTRIC AND POWER COMPANY, has in my said City, before me, acknowledged and confirmed said writing to be the act and deed of said corporation; and

Sharon L. Burr, personally came before me and acknowledged that she is Assistant Corporate Secretary of VIRGINIA ELECTRIC AND POWER COMPANY, a corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by a Vice President, sealed with its corporate seal, and attested by her as its Assistant Corporate Secretary.

My commission expires: 8-31-13

Notary Registration number: 219865

IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 25th day of July, 2012.

/s/ Nancy M. Tatum	[SEAL]

THE BANK OF NEW YORK MELLON (successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank and the Chase National Bank of New York)

/s/ Laurence J. O’Brien
Laurence J. O’Brien
Vice President

Attest:	/s/ Timothy W. Casey
	Name:	Timothy W. Casey
	Title:	Vice President

[SEAL]

STATE OF NEW YORK:	}
COUNTY OF NEW YORK:	}	ss.:
}

I, Anna Yiu, a notary public duly qualified, commissioned, sworn and acting in and for the County and State aforesaid, hereby certify that on this 27th day of July, 2012.

Laurence J. O’Brien and Timothy W. Casey, whose names as Vice President and Vice President of The Bank of New York Mellon, are signed to the writing above, bearing date on the 1st day of July, 2012, have acknowledged the same before me in my County aforesaid; and

Laurence J. O’Brien, who signed the writing above and hereto annexed, bearing date on the 1st day of July, 2012, for The Bank of New York Mellon, has in my said County, before me, acknowledged and confirmed said writing to be the act and deed of said bank; and

Timothy Casey personally came before me and acknowledged that (s)he is a Vice President of The Bank of New York Mellon, and that, by authority duly given and as the act of the bank, the foregoing instrument was signed in its name by a Vice President, sealed with its seal, and attested by her/him as its Vice President.

My commission expires: 06/13/15

IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 27th day of July, 2012.

/s/ Anna Yiu	[SEAL]